UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of the earliest event reported) November 26, 2008

SRI/SURGICAL EXPRESS, INC.

(Exact Name of Registrant as specified in Charter)

Florida	000-20997	59-3252632
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12425 Race Track Road

Tampa, Florida 33626

(Address of Principal Executive Offices)

(813) 891-9550

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On November 26, 2008, SRI/Surgical Express, Inc. (“SRI Surgical”) entered into a Supply and Co-Marketing Agreement (the “Agreement”) with Cardinal Health 200, Inc. (“Cardinal Health”), an affiliate of Cardinal Health, Inc. The Agreement allows SRI Surgical and Cardinal Health to offer surgical kits that include disposable health care products from Cardinal Health and reusable health care products from SRI Surgical.

The Agreement makes Cardinal Health the exclusive manufacturer of SRI Surgical’s complete line of more than 400 disposable surgical kits, subject to satisfaction of conditions. In addition, the Agreement provides for the development of a new product offering, the Hybrid Preference Pack™, in which SRI Surgical will combine its reusable surgical components with disposable surgical components from Cardinal Health. This new product will couple the convenience of disposables with the waste-wise benefits of reusable products.

SRI Surgical will retrieve, reprocess and re-deliver Hybrid Preference Packs on a daily basis directly to customers from its 10 reprocessing plants and four distribution centers located throughout the United States. SRI Surgical’s reprocessing plants provide a closed loop process that delivers “just-in-time” sterile surgical linen, surgical instruments, and disposable components to the operating room.

Cardinal Health will manufacture the disposable surgical components for Hybrid Preference Packs at its network of four kit manufacturing facilities, where it already assembles more than 21 million disposable surgical kits each year.

Under the Agreement’s terms:

•

SRI Surgical and Cardinal Health cooperate in the marketing and sale to customers of “Hybrid Kits” that include both reusable components such as gowns, towels, and basins supplied by SRI Surgical, as well as disposable components such as drapes, tubing, gauze products, and instrumentation supplied by Cardinal Health.

•	SRI Surgical and Cardinal Health share profits from hybrid kit sales based on an agreed margin split.

•

Cardinal Health pays $1,250,000 to SRI to partially reimburse it for expenses incurred for marketing, to open depots in new territories not now served by SRI Surgical, and to close its disposable products plant as described below, payable $1,000,000 on January 2, 2009, and the balance on January 4, 2010.

•

Cardinal Health becomes exclusive supplier of disposable products to SRI Surgical for sale to SRI Surgical’s existing customers. The prices of disposable products will enable SRI Surgical to earn a specified margin percentage.

•	Within 60 days after the Agreement, Cardinal Health purchases up to $1,600,000 of SRI Surgical’s disposable products inventory at SRI Surgical’s balance sheet values.

•	The Agreement extends for five years, after which the Agreement renews annually unless either party gives notice of non-renewal.

•

SRI Surgical has the option to pay Cardinal Health a fee of $1,250,000, declining over the term of the Agreement, to terminate the Agreement in connection with a transaction involving a change of control of SRI Surgical.

As SRI Surgical shifts to receiving its supply of disposable products directly from Cardinal Health, SRI Surgical will close its Plant City facility that assembled and distributed its disposable packs. The cost of closing the disposable assembly operations is expected to be approximately $500,000 and is expected to be incurred over the current quarter and the first quarter of next year. The Cardinal Health payment described above is expected to offset the next year charges.

On December 1, 2008, SRI Surgical and Cardinal Health issued a press release announcing the Agreement. A copy of this press release is attached as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description
99.1	Press Release dated December 1, 2008

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

SRI/SURGICAL EXPRESS, INC.
(Registrant)

Dated: December 1, 2008	By:	/s/ Wallace D. Ruiz
Wallace D. Ruiz
Chief Financial Officer